Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2014 in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-194469) and related Preliminary Prospectus of ING U.S., Inc. dated March 18, 2014 for the registration of shares of its common stock.

/S/ ERNST & YOUNG LLP

Atlanta, Georgia

March 18, 2014